AMENDMENT NUMBER 7 TO

INVESTMENT ADVISORY AGREEMENT

This Amendment Number 7 (the “Amendment”) amends that certain Investment Advisory Agreement dated July 29, 2016 (the “Advisory Agreement”), by and between Lattice Strategies Trust, a Delaware statutory trust (the “Trust”), on behalf of its series listed on Schedule A attached hereto (each a “Fund” and collectively, the “Funds”), and Lattice Strategies LLC, a Delaware limited liability company (the “Advisor”) and is effective as of November 8, 2022 (the “Effective Date”).

WHEREAS, the Advisor and the Trust desire to amend the Schedule A to add Hartford Disciplined US Equity ETF.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Schedule A is deleted in its entirety and replaced with the attached Amended and Restated Schedule A as set forth in the attachment to this Amendment.

2.	The changes to the Advisory Agreement reflected in this Amendment shall become effective as of the Effective Date.

3.

Except as amended by this Amendment and any previous amendment, the terms of the Advisory Agreement remain unchanged and may be further modified only by mutual written agreement of the parties and the approval of the Board.

4.	This Amendment may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date set forth above.

LATTICE STRATEGIES TRUST /s/ Thomas R. Phillips By: Thomas R. Phillips Title: Secretary and Vice President	LATTICE STRATEGIES LLC /s/ Gregory A. Frost By: Gregory A. Frost Title: Chief Financial Officer

AMENDED AND RESTATED SCHEDULE A

This Amended and Restated Schedule A to that certain Investment Advisory Agreement by and between Lattice Strategies Trust and Lattice Strategies LLC dated July 29, 2016, is effective as of November 8, 2022.

Name of Fund	Fee Rate

Hartford Disciplined US Equity ETF	0.19%

Hartford Longevity Economy ETF	0.44%

Hartford Multifactor Developed Markets (ex-US) ETF	0.29%

Hartford Multifactor Diversified International ETF	0.29%

Hartford Multifactor Emerging Markets ETF	0.44%

Hartford Multifactor Small Cap ETF	0.34%

Hartford Multifactor US Equity ETF	0.19%